EXHIBIT 10.1

                            EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated as of the 28th day of June, 2001, between CATALYST INTERNATIONAL, INC. (the "Company") and JAMES B. TRELEAVEN (the "Executive").

                                   RECITALS

     WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to accept employment with the Company in such position; and

     WHEREAS, the Company and the Executive desire to reduce the terms of their agreement relating to the Executive's employment with the Company to writing.

                                  AGREEMENTS

     NOW THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained in this Agreement, the parties agree as follows:

SECTION 1:  EMPLOYMENT, DUTIES AND RESPONSIBILITIES

1.1 Employment. Subject to the terms and conditions of this Agreement, the Company shall employ the Executive in the position of President and Chief Executive Officer, and the Executive shall perform his duties and responsibilities for the Company pursuant to the terms and conditions set forth in this Agreement. In addition, Company's Board of Directors shall appoint Executive to Company's Board of Directors.

1.2 Term of Employment. The term of the Executive's employment hereunder shall commence on July 2, 2001 (the "Effective Date") and continue in effect for a period of one (1) year (the "Initial Term"). Upon expiration of the Initial Term, or any subsequent term, this Agreement shall automatically renew for an additional term of one (1) year, unless either party provides written notice to the other party at least ninety (90) days prior to the expiration of the then-current term of the intention not to renew the Agreement. The Initial Term and any subsequent terms are referred to herein collectively as the "Employment Period." Notwithstanding the foregoing, the Employment Period is subject to earlier termination in accordance with
Section 3.1 below. Termination under this Section 1.2 shall be considered "Termination by the Company Without Cause" under Sec. 3.1.2.

1.3 Duties. During the Employment Period, the Executive shall serve as the President and Chief Executive Officer of the Company and shall perform the duties normally accompanying such position and such other duties as the Board of Directors of the Company (the "Board") may reasonably assign to the Executive from time to time. The Executive shall devote his full business time to the business and affairs of the Company, and shall perform all of his duties and responsibilities for the Company hereunder faithfully and to the best of his abilities.

SECTION 2:  COMPENSATION, BENEFITS, OPTIONS AND EXPENSES

2.1 Compensation. During the Employment Period, the Executive shall receive the following compensation:

2.1.1 Salary. The Company shall pay to the Executive an annual base salary (the "Base Salary") in the amount of TWO HUNDRED SEVENTY-FIVE THOUSAND DOLLARS


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($275,000), minus applicable withholdings, payable in accordance with the
Company's normal payroll practices. The Base Salary will be reviewed by Catalyst's Compensation Committee in October of each year of the Employment Period beginning Oct. 2001. Any change to the Base Salary recommended by the Compensation Committee and approved by the Board will be effective January 1 of the following year.

2.1.2 Bonus. Pursuant to the Catalyst Management Bonus Plan, the Executive shall be eligible to receive an incentive bonus based on achieving the profitability targets and other goals established by the Board. The incentive bonus target amount shall be thirty percent (30%) of the Base Salary, but the target shall not constitute a cap on the amount of bonus the Executive may be eligible to receive. The Incentive Bonus Plan applicable to Executive may be modified by the Board each fiscal year. As an additional bonus, on or about December 28, 2001, the Company shall pay a one-time signing bonus to the Executive in the amount of FIFTY THOUSAND DOLLARS ($50,000), minus applicable withholdings.

2.1.3 Temporary Living Allowance. The Company shall pay a temporary living allowance to the Executive in the amount of ONE THOUSAND SIX HUNDRED DOLLARS ($1,600) per month, minus applicable withholdings, for the first six
(6) months of the Employment Period. The allowance will be reviewed at the end of said six-month period and shall be subject to continuation, discontinuation or adjustment as determined by the Compensation Committee in its sole discretion.

2.2 Benefits. During the Employment Period, the Executive shall be entitled to participate in any employee benefits which are generally made available by the Company to its employees from time to time.

2.3 Stock Options. As of the Effective Date, the Executive shall receive stock options (the "Initial Options"), at the closing price for June 28, 2001, to purchase TWO HUNDRED THOUSAND (200,000) shares of the Company's common stock, pursuant to the terms of the Catalyst 2001 Stock Option Plan (the "Plan"). The Initial Options shall be subject to all of the terms of the Plan, except that the Initial Options shall be subject to three-year cliff vesting pursuant to the following vesting schedule: sixty percent (60%) of the Initial Options shall vest on the third anniversary of the Effective Date; thereafter, one and sixty-six hundredths percent (1.66%) of the Initial Options shall vest on the last day of each month for the twenty-three (23) month period from July, 2004, through May, 2006, and the remaining unvested portion of the Initial Options of one and eighty-two hundredths percent (1.82%) shall vest on June 30, 2006. In addition to the Initial Options, subject to the achievement of mutually agreed upon performance targets, on the first anniversary and on the second anniversary of the Effective Date, the Executive shall receive additional options (the "Additional Options") to purchase FIFTY THOUSAND (50,000) shares of the Company's common stock. Additional Options are not limited to these amounts in any year. The Additional Options will be at the closing price of the Company's stock on the respective anniversary dates that the Additional Options are granted, and will vest on the same terms described above with the three-year cliff vesting period starting on the respective anniversary dates on which the Additional Options are granted.

2.4 Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in the course of the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement policies.

SECTION 3:  TERMINATION OF EMPLOYMENT


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3.1     Termination of Employment.  The Employment Period shall terminate upon the occurrence of any of the following:

3.1.1 Termination by the Company for Cause. The Company (by majority vote of the Company's Board of Directors) may terminate the Employment Period for Cause upon written notice to the Executive. For purposes of this Agreement, the term Cause shall mean (i) any willful failure by the Executive to perform, or the grossly negligent performance by the Executive of, his duties for the Company (other than by reason of disability) which is not cured by the Executive within a period of thirty (30) days after the Company has delivered to the Executive a written notice of any such Failure to Perform which identifies the manner in which the Company contends that a Failure to Perform has occurred; (ii) the commission by the Executive of any act of fraud, dishonesty, disloyalty or other misconduct involving the Company or its business; (iii) the commission by the Executive of an act which constitutes a felony under state or federal law, which in the reasonable judgment of the Company is substantially related to the Executive's employment with the Company; or (iv) a material breach by the Executive of any of his obligations under this Agreement.

3.1.2 Termination by the Company Without Cause. The Company (by majority vote of the Company's Board of Directors) may terminate the Employment Period at any time without Cause by giving thirty (30) days advance written notice to the Executive stating the intention to terminate the Employment Period pursuant to this Section 3.1.2. In such case, the Employment Period shall terminate effective thirty (30) days following the date the Company gives such notice.

3.1.3 Voluntary Termination by the Executive. The Executive may terminate the Employment Period at any time by giving ninety (90) days advance written notice to the Company stating the intention to terminate the Employment Period pursuant to this Section 3.1.3. In such case, the Employment Period shall terminate effective ninety (90) days following the date the Executive gives such notice.

3.1.4 Termination Upon Death or Disability. The Employment Period shall terminate upon the death of the Executive or in the event the Executive shall become "disabled." The Executive shall be deemed to be "disabled" at such time as he is eligible to commence receiving benefits under the long-term disability insurance policy covering the Executive as in effect from time to time.

3.2     Payments upon Termination.

3.2.1 Payment Upon Termination by the Company for Cause. In the event the Employment Period is terminated by the Company for Cause, the Executive shall be entitled only to his then-current Base Salary through the effective date of termination.

3.2.2 Payment Upon Termination By the Company Without Cause. In the event the Employment Period is terminated by the Company without Cause, then subject to the Executive's compliance with the provisions of Section 3.2.6 of this Agreement, the Executive shall be entitled to the following: (i) severance pay based on the Executive's then-current Base Salary (payable in accordance with the Company's normal payroll practices and minus applicable withholdings) until the earlier of (a) twelve (12) months following the effective date of termination or (b) the Executive obtains other employment; and (ii) continuation (on the same contribution basis as in effect for other employees of the Company) of such medical (pursuant to COBRA), dental, vision and


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prescription insurance coverages as the Company then provides to its employees until the earlier of (a) twelve (12) months following the effective date of termination or (b) the Executive obtains other employment. In the event the Executive does not comply with the provisions of Section 3.2.6 of this Agreement, the Executive shall be entitled only to his then-current Base Salary through the effective date of termination.

3.2.3 Payment Upon Voluntary Termination By the Executive. In the event of a voluntary termination of employment by the Executive, the Executive shall be entitled only to his then-current Base Salary through the effective date of termination.

3.2.4 Payment Upon Death or Disability of the Executive. In the event of the termination of Executive's employment by reason of death or disability, the Executive or, in the event of his death, the Executive's beneficiary, shall be entitled to receive the Executive's then-current Base Salary through the effective date of termination.

3.2.5 Benefits. Except as and to the extent specifically provided to the contrary in Section 3.2.2, the Executive's eligibility to participate in or receive benefits provided by the Company shall terminate on the effective date of termination.

3.2.6 Release. As a condition precedent to receiving the payments and benefits described in Section 3.2.2 of this Agreement, the Executive shall, within thirty (30) days after the effective date of termination, execute a valid and binding General Waiver and Release of all claims against the Company, its directors, officers, shareholders, employees, representatives and any affiliated entities.

3.3 Transition Obligations. If requested by the Company, the Executive shall provide the Company assistance with respect to the transition of the Company's business and all of the duties and responsibilities of his position for a period of up to ninety (90) days (the "Transition Period") following the date of a written notice of termination under Section 3.1 above. In the event the Company requests such assistance, the Employment Period shall extend through the end of the Transition Period. During the Transition Period, the Company shall continue to provide compensation and benefits to the Executive pursuant to Section 2 above. The Company shall have no obligation to provide any severance pay or benefits pursuant to Section 3.2 above until the termination of the Employment Period.

SECTION 4:  RESTRICTIONS;  CONFIDENTIALITY

4.1 General. The Executive agrees that the Company's contacts and relationships with its employees and customers are established and maintained at great expense. The Executive further agrees that, by virtue of the Executive's employment with the Company, the Executive will have unique and extensive exposure to and personal contact with the Company's employees, other personnel and customers, that would enable him to compete unfairly with the Company.

4.2 Restrictions. As an inducement to the Company to provide the payments and benefits described in this Agreement as well as other rights identified herein, and in order to protect the Company from unfair competition, the Executive agrees that, during the Employment Period and for a period of twelve (12) months following the effective date of termination of the Employment Period, the Executive will not, individually or as an employee, officer, director, agent, partner, owner, co-venturer, member, distributor, consultant, shareholder or in any other capacity (other than as the owner of less than 10% of the shares of a corporation whose shares are traded in a recognized stock exchange or in the over-the-over-the-counter market), directly or indirectly:


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4.2.1     Interference with Relationships.  Induce or attempt to induce any of the Company's agents, employees, officers, directors or other personnel, whether employed by the Company or not, to terminate or diminish his, her or its relationship with the Company or withdraw, curtail or cancel any business relating to the Company.

4.2.2 Nonsolication. Canvass, contact, solicit or accept any business from any Active Customer of the Company for the purpose of providing services or products substantially similar to the services or products of the Company. As used herein, the term "Active Customer" shall mean a customer of the Company which had material business contact or transacted business with the Company at any time during the one-year period prior to the termination of the Executive's employment with the Company.

4.2.3 Noncompetition. In a capacity that could reasonably be expected to cause the Executive to use or disclose Confidential Information (as defined below) acquired by the Executive during the Executive's employment with the Company, associate in or with or participate or assist in any business which competes materially, or which intends or is making preparations to compete materially, in the "Restricted Territory" with the business in which the Company was substantially engaged at the time of Executive's termination of employment with the Company. As used herein, the term "Restricted Territory" consists of the continental United States, France, Germany, Holland, Italy, Spain, the United Kingdom, and such other European countries in which the Company is actively engaged in business as of the effective date of termination of the Employment Period.

4.3 Confidentiality. Executive acknowledges that he will have access to valuable proprietary information of the Company. Such information includes, but is not limited to, information relating to the Company's services, products, business strategies, pricing, customers, technology, programs, costs, compensation, marketing plans, development plans, computer programs, computer software and systems or other proprietary or confidential information or trade secrets of every kind and character (collectively, "Confidential Information"). As a further inducement to the Company to provide the payments and benefits described herein, the Executive agrees to retain the confidentiality of all such information and not duplicate, transfer, disclose or use any Confidential Information at any time during his employment with the Company (except as required and authorized in connection with the performance of his duties for the Company), or after the termination of the Employment Period for the following duration: (1) with respect to trade secret information, for as long as such information remains a trade secret; (2) with respect to all other Confidential Information, for a period of eighteen (18) months following the effective date of termination of the Employment Period.

4.4 Reasonableness and Consideration. The Executive agrees that the above restrictions are reasonable and necessary to protect the Company's business and to prevent damage or loss to the Company as a result of any action taken by the Executive. The Executive acknowledges that he will be able, without any hardship whatsoever, to pursue his career and earn sufficient compensation without breaching any of the restrictions contained in this Section 4. The Executive acknowledges that he has received adequate consideration for agreement hereto.

4.5 Computation of Period of Restriction. If the Executive violates any of the provisions of this Section 4, and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the restrictions hereof. Accordingly, the restrictions contained in Sections 4.2 and 4.3 above shall be deemed to have the duration specified therein, computed from the date such relief is granted, but reduced by the time expired between the date the period of restriction began to run and the date of the first violation of the restriction by the Executive.


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4.6     Reformation.  If any court shall determine the duration or any other aspect of any restriction contained in this Section 4 is unenforceable, it is the intention of the parties that the restrictions set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to apply only with respect to the operation of this section in the jurisdiction of the court which has made such adjudication.

4.7 Specific Performance and Damages. The parties acknowledge and agree that breach by the Executive of the restrictions contained in Sections 4.2 and 4.3 above would cause irreparable damage to the Company and that monetary damages alone would not provide the Company with an adequate remedy for such breach. Therefore, if any controversy arises concerning the rights or obligations hereunder, such rights or obligations shall be specifically enforced by an injunction or order issued by a court of competent jurisdiction without any requirement for the posting of a bond. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the Company may be entitled.

SECTION 5:  GENERAL PROVISIONS

5.1 Assignability. Neither this Agreement, nor any of the rights, obligations or interests arising hereunder, may be assigned by the Executive. This Agreement and all of the rights, obligations and interests arising hereunder may be assigned by the Company.

5.2 Voting Restriction. In connection with any service by the Executive as a member of the Board, the Executive agrees that he shall not be entitled to vote and shall not vote, and upon the request of the Chairman of the Board he shall remove himself from any Board discussions, on any matter involving a personal or professional conflict of interest for the Executive, including but not limited to any matter relating to (i) his compensation, employment, continued employment, or termination of employment; (ii) the existence or nonexistence of Cause for termination of his employment; (iii) the entitlement to or amount of any severance pay or benefits; (iv) the renewal or nonrenewal of this Agreement; or (v) his retention or removal as a member of the Board.

5.3 Resignation from the Board. In the event the Executive is serving as a member of the Board as of the effective date of termination of the Employment Period, the Executive agrees that he shall, on the effective date of termination of the Employment Period, submit in writing his resignation from the Board effective as of that date. If the Executive fails to submit such written resignation by the close of business on the effective date of termination of the Employment Period, the Executive agrees that he shall nevertheless be deemed to have resigned from the Board, and his resignation shall take effect and his service as a Board member shall terminate as of the effective date of termination of the Employment Period without any other action being required.

5.4 Severability. This Agreement shall be deemed severable, and any part hereof which may be held invalid by a court or other entity of competent jurisdiction shall be deemed automatically excluded from this Agreement and the remaining parts shall remain in full force and effect.

5.5 Amendment. None of the terms and conditions of this Agreement shall be amended or modified unless expressly consented to in writing and signed by each of the parties hereto.

5.6 Binding Agreement. This Agreement shall inure to the benefit of the Executive's personal or legal representatives and heirs and shall be binding upon and inure to the benefit of the Company's successors and assigns.

5.7 Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Wisconsin.


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5.8     Notices.  All notices or other communications to be given by either party pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified or registered mail, return receipt requested, to the other party at the address at which such party regularly receives mail.

5.9 Withholding. All compensation hereunder, including but not limited to salary, bonus, temporary living allowance and any compensation resulting from the exercise of stock options, shall be subject to such withholding of taxes as may, from time to time, be required under federal, state or local law.

5.10 Captions. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

5.11 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition set forth in this Agreement or to exercise any right or remedy consequent upon the breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

5.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supercedes any prior agreements, and there are no other agreements or understandings with respect to such subject matter, oral or otherwise, existing between them.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

                                   CATALYST INTERNATIONAL, INC.

/s/ James B. Treleaven             By: /s/ Douglas B. Coder
-----------------------------          ----------------------------
James B. Treleavan                     Douglas B. Coder
                                       Chairman of the Board